[COMCAST LOGO]

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Contact:
Tim Fitzpatrick, Director of Corporate Communications - 215-981-8515

FOR IMMEDIATE RELEASE

           COMCAST COMPLETES SALE OF ITS STAKE IN QVC TO LIBERTY MEDIA

Philadelphia, PA and Wilmington, DE (September 17, 2003) - Comcast Corporation (NASDAQ: CMCSA; CMCSK) today announced that it has completed the sale of its approximate 57% stake in QVC, Inc. to Liberty Media Corporation for $7.9 billion. The consideration was revised to include $1.35 billion in cash, reducing to $4 billion the portion of the purchase price to be paid in three-year senior unsecured notes bearing interest at LIBOR plus 1.5%. The balance of the purchase price was paid through the issuance of approximately 218 million shares of Liberty's Series A common stock (valued at $11.71 per share, or approximately $2.55 billion). The notes and the shares of Liberty Series A common stock have been registered with the Securities and Exchange Commission for resale, to facilitate their disposal or monetization.

Comcast Corporation (www.comcast.com) is principally involved in the development, management and operation of broadband cable networks, and in the provision of programming content. The Company is the largest cable company in the United States, serving approximately 21.3 million cable subscribers. The Company's content businesses include majority ownership of Comcast Spectacor, Comcast SportsNet, E! Entertainment Television, Style, The Golf Channel, Outdoor Life Network and G4. Comcast Class A common stock and Class A Special common stock trade on The NASDAQ Stock Market under the symbols CMCSA and CMCSK, respectively. The sellers in this transaction, Comcast QVC Holdings III, IV, V and VI, Inc. and Comcast QVC Inc., are five indirect wholly owned subsidiaries of Comcast Corporation.

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